Exhibit 4.7

WARRANT CERTIFICATE

UNLESS PERMITTED UNDER APPLICABLE SECURITIES LEGISLATION IN CANADA, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE AUGUST 29, 2023.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS SECURITY, THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH OTHER APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

Warrant Certificate No.:  2023-[GGH, PLEASE PROVIDE THE FIRST WARRANT NUMBER.]

Original Issue Date: April 28, 2023

Representing [PORTION OF 6,250,000] Warrants to purchase Subordinate Voting Shares

THIS CERTIFIES THAT, for the purchase price of $[ ], [Insert Name of Holder], a [ ] (the “Holder”), is entitled, at any time prior to the Expiry Time, to purchase, at the Strike Price, one (1) duly authorized, validly issued, fully paid and non-assessable Subordinate Voting Share in the share capital of GOODNESS GROWTH HOLDINGS, INC. (f/k/a Vireo Health International, Inc.) (the “Company”), a company existing under the laws of the Province of British Columbia, for each Warrant, all in the manner and subject to the terms set forth in this Warrant Certificate (this “Warrant Certificate” or this “Warrant”).  Certain capitalized terms used herein are defined in Section 1.

This Warrant has been issued pursuant to the terms of that certain Credit Agreement, dated as of March 24, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement), among the Company, as a Borrower, the other Borrowers party thereto on the Closing Date, any other Subsidiaries of the Company that become Borrowers or Guarantors thereunder pursuant to Section 8.10 of the Credit Agreement, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), CHICAGO ATLANTIC ADMIN, LLC, a Delaware limited liability company (“Chicago Atlantic”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”), and Chicago Atlantic, as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”, and together with Administrative Agent, each, an “Agent” and collectively, “Agents”).

1.Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

“Applicable Securities Legislation” has the meaning set forth in the Credit Agreement.

“Board” means the board of directors of the Company.

“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the city of Minneapolis, Minnesota or Vancouver, British Columbia are authorized or obligated by law or executive order to close.

“Capital Reorganization” has the meaning set forth in Section 4(e).

“Company” has the meaning set forth in the Preamble.

“Convertible Securities” means any securities of the Company (other than the Warrant Agreements issuable pursuant to the Credit Agreement), directly or indirectly, convertible into or exchangeable for Subordinate Voting Shares.

“Credit Agreement” has the meaning set forth in the Preamble.

“Current Market Price” means, at any date of determination, the average closing price of the Subordinate Voting Shares on the CSE (and in such case translated into U.S. dollars using the daily average exchange rate reported by the Bank of Canada as of such date) for the 10 consecutive trading days immediately prior to such date of determination or, if the Subordinate Voting Shares are not listed on the CSE, then on such other stock exchange or over-the-counter market on which the Subordinate Voting Shares are then listed; provided that, if there is no market for the Subordinate Voting Shares, then the Current Market Price in respect of a Subordinate Voting Shares shall be determined by a nationally recognized investment banking, accounting or valuation firm jointly selected by the Board and the Holder, with the Company being responsible for all fees and expenses payable to such firm.

“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., Minneapolis, Minnesota time on a Business Day, including the receipt by the Company of the Exercise Form, this Warrant and the Exercise Price.

“Exercise Form” has the meaning set forth in Section 3(a)(i).

“Exercise Price” means at any time, an amount equal to (a) the number of Warrant Shares to be purchased by the Holder as indicated in the Exercise Form multiplied by (b) the Strike Price.

“Exercised Shares” means, upon any exercise of the Holder’s right to purchase Warrant Shares pursuant to this Warrant, the amount of Warrant Shares for which subscription is being made as specified in the Exercise Form.

“Expiry Time” means 5:00 p.m. (Pacific time) on April 28, 2028.

“Holder” has the meaning set forth in the Preamble.

“Offered Shares” has the meaning set forth in Section 4(b).

“Original Issue Date” has the meaning set forth in the Preamble.

“Permitted Transfer” means with respect to this Warrant any transfer in whole or in part (a) subject to Applicable Securities Legislation, to a successor corporation or other successor entity as a result of a merger or consolidation or sale of all or substantially all of the assets of Holder, or to one or more of its equity holders, or by means of a distribution to such equity holders, (b) to a person that is an “accredited investor” as defined in Rule 501 under the Securities Act, as amended, and is an “accredited investor” for purposes of National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators, in a transaction exempt from both the registration requirements of such Act and the prospectus requirements under Applicable Securities Legislation, or (c) to the extent required by governmental rule, law or regulation, or any directive or order of any governmental authority.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Rights Offering” has the meaning set forth in Section 4(b).

“Special Distribution” has the meaning set forth in Section 4(c).

“Strike Price” means $0.145 per Subordinate Voting Share, unless such price shall have been adjusted in accordance with the provisions of Section 4, in which case it shall mean the adjusted price in effect at such time.

“Subordinate Voting Shares” means the subordinate voting shares in share capital of the Company, as such shares are constituted on the date hereof, as the same may be reorganized, reclassified or redesignated pursuant to any of the events set out in Section 4.

“Subordinate Voting Share Reorganization” has the meaning set forth in Section 4(a).

“Warrant” means this Warrant Certificate and all warrants issued upon division or combination of, or in substitution for, this Warrant.

“Warrant Shares” means the Subordinate Voting Shares then purchasable upon exercise of this Warrant in accordance with the terms of this Warrant.

2.Term of Warrant. Subject to the terms and conditions hereof, at any time, or from time to time, prior to the Expiry Time, the Holder of this Warrant may exercise this Warrant for all or any part of the Warrant Shares purchasable hereunder (subject to adjustment as provided herein). The Company shall give the Holder written notice of the expiration of the Expiry Time not less than 10 days but not more than 60 days prior to the end of the Expiry Time.

3.Exercise of Warrant.

(a)Exercise Procedure. This Warrant may be exercised from time to time on any Business Day prior to the Expiry Time, for all or any part of the unexercised Warrant Shares, upon:

(i)surrender of this Warrant to the Company at its then principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction), together with an Exercise Form in the form attached hereto as Exhibit A (each, an “Exercise Form”), duly completed (including specifying the number of Warrant Shares to be purchased) and executed; and

(ii)payment to the Company of the Exercise Price in accordance with Section 3(b).

(b)Payment of the Exercise Price. Payment of the Exercise Price shall be made, at the option of the Holder as expressed in the Exercise Form, by the following methods:

(i)by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company in U.S. dollars, in the amount of such Exercise Price;

(ii)in lieu of paying cash for the Exercise Price, the Holder may elect to receive a number of Warrant Shares equal to the number of Exercised Shares, minus that number of Subordinate Voting Shares having an aggregate Current Market Price equal to such Exercise Price as of the Exercise Date; or

(iii)any combination of the foregoing.

(c)Delivery of Share Certificates. At Holder’s request, upon receipt by the Company of the Exercise Form, surrender of this Warrant and payment of the Exercise Price (in accordance with Section 3(b)), the Company shall, as promptly as practicable, and in any event within five Business Days thereafter, cause to be delivered to the Holder a certificate or certificates or direct registration system (DRS) Advice(s) representing the Warrant Shares issuable upon such exercise. The share certificate or certificates or DRS Advice(s) so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Form and shall be registered in the name of the Holder. This Warrant shall be deemed to have been exercised and such certificate or certificates of Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the Exercise Date.

(d)Fractional Shares. The Company shall not be required to issue a fractional Warrant Share upon exercise of any Warrant. Any fractional Warrant Share shall be rounded down to the nearest whole number and the Holder shall not be entitled to any compensation in respect of any fractional Warrant Share which are not issued.

(e)Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, the Company shall, at the time of delivery of the certificate or certificates representing the Warrant Shares being issued in accordance with Section 3(c), deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Shares called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

(f)Representations, Warranties and Covenants. With respect to the exercise of this Warrant, the Company hereby represents, covenants and agrees:

(i)This Warrant is, and any Warrant issued in substitution for or in replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(ii)All Warrant Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, and free and clear of all taxes, liens and charges.

(iii)The Company shall take all such actions as may be necessary to ensure that all such Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation (including Applicable Securities Legislation) or any rules and policies of the CSE or such other stock exchange on which the Warrants Shares are then listed at the time of exercise of this Warrant.  The Holder shall reasonably cooperate with the Company in connection with any such actions, provided that any failure to do so shall not be a breach of this Warrant or permit the Company to not comply with this Warrant.

(iv)The Company shall use its best efforts to maintain the listing and posting for trading of its Subordinate Voting Shares on the CSE or such other stock exchange upon which the Subordinate Voting Shares are then listed at the time of exercise of this Warrant.

(v)The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant; provided that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Shares to any Person other than the Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid. Holder shall be solely responsible for any taxes or other governmental charges that may be imposed on Holder’s income in connection with the issuance or delivery of Warrant Shares issued and delivered to Holder.

(g)Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a sale of the Company (pursuant to a merger, sale of equity securities, or otherwise) or any other Reorganization, such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(h)Reservation of Warrant Shares. So long as any Warrants evidenced hereby remain outstanding, the Company shall at all times reserve and keep available out of its authorized but unissued Subordinate Voting Shares, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant in order to enable the Company to meet its obligations hereunder. The Company shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Warrant Shares upon the exercise of this Warrant without violating the Company’s governing documents, any agreements to which the Company is a party on the date thereof, any requirements of any securities exchange upon which shares of any securities of the Company may be listed or any applicable laws or regulations. If at any time prior to the Expiry Time the number and kind of authorized but unissued shares of the Subordinate Voting Shares shall not, for any reason, be sufficient to permit exercise in full of this Warrant, the Company will promptly take such corporate action as may be reasonably necessary (including seeking stockholder approval, if required) to increase its authorized but unissued shares to such number of shares as shall be sufficient for such purposes.

(i)Registration of Warrant Shares with the SEC.

(i)The Company shall, with respect to the resale of the Warrant Shares, use commercially reasonable efforts to (i) prepare and file a registration statement, in form and substance reasonably satisfactory to the Holder (the “Registration Statement”) with the SEC within 45 days of the Fifth Amendment Date (or such later date to which Administrative Agent agrees in its discretion), (ii) cause the Registration Statement to become effective within 135 days after the initial filing date unless the SEC notifies the Company that it does not intend to review the Registration Statement, in which case the Company shall cause the Registration Statement to become effective within 15 days after receipt of such notification, and (iii) maintain the effectiveness of the Registration Statement at all times until the earlier of (A) the date on which all of the Warrant Shares and the Subordinate Voting Shares of the Company issued pursuant to the Convertible Notes have been sold and (B) the first date on which all of the holders of such Capital Stock can sell all of such Capital Stock under Rule 144 under the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) under the Securities Act (or Rule 144(i)(2) under the Securities Act, if applicable); provided, however, that use of the Registration Statement may be suspended as provided in Sections 3(i)(ii) and 3(i)(iii).

(ii)The Holder understands and acknowledges that, notwithstanding anything to the contrary contained herein, the Company may suspend the use or effectiveness of the Registration Statement if it reasonably determines that in order for the Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company, or if the SEC issues any stop order suspending the effectiveness of the Registration Statement or indicates the intention to initiate any proceedings for such purpose (each such circumstance, a “Suspension Event”); provided, that (w) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than 30 consecutive days or more than two times in any 360 calendar-day period and (x) the Company shall use commercially reasonable efforts to make the Registration Statement available for the sale by the Holder of such securities as soon as practicable thereafter.

(iii)The Holder understands and acknowledges that upon receipt of any written notice from the Company (which notice shall not contain any material nonpublic information regarding the Company) of the occurrence of any Suspension Event during the period that the Registration Statement is effective or, if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, and a certificate from an executive officer of the Company certifying as to the foregoing facts, the Holder agrees that it (A) will promptly discontinue offers and sales of any Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144 under the Securities Act) until the Holder receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (B) will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law, subpoena or regulatory request or requirement.

4.Adjustment to Strike Price and Number of Warrant Shares Issuable upon Exercise of Warrants.  The Strike Price and the number of Warrant Shares issuable to the Holder upon exercise of the Warrants shall be subject to adjustment from time to time as follows:

(a)If, at any time prior to the Expiry Time, the Company shall:

(i)subdivide, redivide or change its then outstanding Subordinate Voting Shares into a greater number of Subordinate Voting Shares;

(ii)consolidate, reduce or combine its then outstanding Subordinate Voting Shares into a lesser number of Subordinate Voting Shares; or

(iii)fix a record date for the issue of, or issue, Subordinate Voting Shares or Convertible Securities to all or substantially all of the holders of Subordinate Voting Shares as a stock dividend or other distribution (other than a dividend paid in the ordinary course or Subordinate Voting Shares received, at the holder's option, in lieu of a cash dividend paid in the ordinary course);

(any such event being referred to as a “Subordinate Voting Share Reorganization”), the Strike Price shall be adjusted, effective immediately after the effective date or record date at which holders of Subordinate Voting Shares are determined for purposes of the Subordinate Voting Share Reorganization, by multiplying the Strike Price in effect immediately prior to such effective date or record date, by a fraction of which:

(A)the numerator shall be the total number of Subordinate Voting Shares outstanding on such date before giving effect to such Subordinate Voting Share Reorganization; and

(B)the denominator shall be the number of Subordinate Voting Shares outstanding immediately after giving effect to such Subordinate Voting Share Reorganization (including, in the case of a distribution of Convertible Securities, the number of Subordinate Voting Shares that would have been outstanding if such Convertible Securities had been exchanged for or converted into Subordinate Voting Shares on such date).

To the extent that any adjustment in the Strike Price occurs pursuant to Section 4(a)(iii) as a result of the fixing by the Company of a record date for the distribution of Convertible Securities, the Strike Price shall be readjusted after the expiration of any relevant exchange or conversion right to the number of Subordinate Voting Shares which would then be in effect based upon the number of Subordinate Voting Shares actually issued and remaining issuable after such expiration.

(b)If, at any time prior to the Expiry Time, the Company fixes a record date for the issuance of rights, options or warrants to all or substantially all the holders of Subordinate Voting Shares pursuant to which those holders are entitled to subscribe for, purchase or otherwise acquire Subordinate Voting Shares or Convertible Securities within a period of not more than 45 days from such record date at a price per share (or at a conversion price per share) of less than 95% of the Current Market Price on such record date (any of such issuance being referred to as a “Rights Offering” and the Subordinate Voting Shares that may be acquired under the Rights Offering, or upon exchange or conversion of Convertible Securities acquired under the Rights Offering, being referred to as the “Offered Shares”), the Strike Price shall be adjusted, effective immediately after such record date, by multiplying the Strike Price in effect on such record date by a fraction:

(i)the numerator of which shall be the sum of:

(A)the total number of Subordinate Voting Shares outstanding as of the record date for the Rights Offering; and

(B)a number equal to the quotient obtained by dividing the aggregate price of the Offered Shares (consisting of the product of either (1) the number of Offered Shares and the subscription or purchase price for each Offered Share or (2) the maximum number of Offered Shares for or into which Convertible Securities may be exchanged or converted and the conversion price for each Offered Share) by the Current Market Price of the Subordinate Voting Shares on the record date; and

(ii)the denominator of which shall be the number of Subordinate Voting Shares which would be outstanding after giving effect to the Rights Offering (assuming the exercise of all of the rights, options or warrants under the Rights Offering and assuming the exchange or conversion into Subordinate Voting Shares of all Convertible Securities issued upon exercise of such rights, options or warrants, if any).

To the extent that any adjustment in the Strike Price occurs pursuant to this Section 4(b) as a result of the Company fixing a record date for a Rights Offering, the Strike Price shall be readjusted based on the number of Offered Shares (or Convertible Securities that are convertible into Offered Shares) actually issued and delivered upon the exercise of the rights, options or warrants, as the case may be, but subject to any other adjustment required hereunder by reason of any other event arising after such record date. Any Offered Shares owned by or held for the account of the Company shall be deemed not to be outstanding for the purpose of any computation made pursuant to this Section 4(b).

(c)If, at any time prior to the Expiry Time, the Company issues or distributes to all or substantially all the holders of its outstanding Subordinate Voting Shares:

(i)shares of the Company of any class other than Subordinate Voting Shares;

(ii)rights, options or warrants (excluding rights, options or warrants subject to Section 4(b));

(iii)evidences of indebtedness; or

(iv)any other cash, securities or other property or assets;

and such issuance or distribution does not constitute a dividend paid in the ordinary course or does not result in an adjustment pursuant to Section 4(a) or 4(b) (any such event being referred to as a “Special Distribution”), the Strike Price shall be adjusted, effective immediately after the record date on which the holders of Subordinate Voting Shares are determined for purposes of the Special Distribution, by multiplying the Strike Price in effect on the record date by a fraction:

(A)the numerator of which shall be the difference between: (1) the product of the number of Subordinate Voting Shares outstanding on the record date and the Current Market Price on such record date, and (2) the aggregate fair market value, as determined by the Board acting reasonably and in good faith of the shares, rights, options, warrants, evidences of indebtedness or other assets issued or distributed in the Special Distribution; and

(B)the denominator of which shall be the product of the number of Subordinate Voting Shares outstanding on the record date and the Current Market Price on such record date.

To the extent that any adjustment in the Strike Price occurs pursuant to this Section 4(c) as a result of the Company fixing a record date for a Special Distribution, the Strike Price shall be readjusted based on the shares, rights, options, warrants, evidences of indebtedness or other assets actually distributed or the number of Subordinate Voting Shares or Convertible Securities actually delivered upon the exercise of rights, options and warrants, as the case may be, but subject to any other adjustment required hereunder by reason of any other event arising after such record date. Any Subordinate Voting Shares owned by or held for the account of the Company shall be deemed not to be outstanding for the purpose of any computation made pursuant to Section 4(c).

(d)If, at any time prior to the Expiry Time, any adjustment in the Strike Price shall occur as a result of the operation of Sections 4(a), 4(b) and 4(c), then the number of Warrant Shares issuable upon exercise of a Warrant shall be simultaneously adjusted by multiplying the number of Warrant Shares issuable upon exercise of a Warrant in effect immediately prior to such adjustment by a fraction which shall be the reciprocal of the fraction employed in the adjustment of the Strike Price, in each case, subject to readjustment upon the operation of, and in accordance with, the provisions of Sections 4(a), 4(b) and 4(c).

(e)If, at any time prior to the Expiry Time, there is any:

(i)reclassification or redesignation of the Subordinate Voting Shares or a change, exchange or conversion of the Subordinate Voting Shares into or for other shares or securities or property or any other capital reorganization (other than a Subordinate Voting Share Reorganization);

(ii)a consolidation, amalgamation, arrangement or merger of the Company with or into any other Person or a compulsory acquisition under applicable law following the successful completion of a take-over bid which results in the cancellation, reclassification or redesignation of the Subordinate Voting Shares or a change, exchange or conversion of the Subordinate Voting Shares into or for other shares or securities or property; or

(iii)the transfer of all or substantially all the property and assets of the Company, directly or indirectly, to another Person (other than a directly or indirectly wholly owned subsidiary of the Company),

(any of such events being herein referred to as “Capital Reorganization”), then, immediately upon the effective time of such Capital Reorganization and at all times thereafter, the Holder shall be entitled to be issued and receive and shall accept for the same aggregate consideration, upon such exercise, in lieu of the number of Warrant Shares to which the Holder was theretofore entitled upon such exercise, the kind and aggregate number of shares or other securities or property of the Company or the Person resulting from such Capital Reorganization that the Holder would have been entitled to be issued and receive upon such Capital Reorganization if, immediately prior to the effective time thereof, the Holder had been the registered holder of the number of Warrant Shares to which the Holder was theretofore entitled upon exercise of such Holder's Warrants. If necessary, as a result of any such Capital Reorganization, appropriate adjustments shall be made in the application of the provisions of this Warrant with respect to the rights and interests thereafter of the Holder to the end that the provisions set forth in this Warrant shall thereafter correspondingly be made applicable, as nearly as may be reasonably possible, with respect to any shares, other securities or property to which the Holder be is entitled on the exercise of the Warrants.

(f)The following rules and procedures shall be applicable to adjustments made pursuant to this Section 4:

(i)The adjustments provided in this Section 4 shall be cumulative and such adjustments shall be made successively whenever an event referred to herein shall occur. No adjustment of the Strike Price shall be required under Sections 4(a), 4(b) and 4(c) unless such adjustment would result in a change of at least 1% in the Strike Price then in effect; provided that any adjustments which by reason of this Section 4(f)(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(ii)Notwithstanding anything in this Section 4, no adjustment shall be made under this Section 4 if the issue of Subordinate Voting Shares, rights, options, warrants or Convertible Securities is being made pursuant to this Warrant or any stock option, stock purchase, restricted share plan or other equity compensation plan in force as at the date of this Warrant for directors, officers, employees, consultants or other service providers of the Company or to satisfy existing instruments issued and outstanding as at the date of this Warrant.

(iii)No adjustment shall be made under this Section 4 if the Holder is entitled to participate in any event described in this Section 4 on the same terms mutatis mutandi as if the Holder had exercised its Warrants prior to or on the effective date or record date, as the case may be, of such event, subject to the prior consent of the CSE or any other stock exchange on which the Subordinate Voting Shares are then listed.

(iv)If the Company, after the date hereof, shall take any action affecting the Subordinate Voting Shares other than the actions described in this Section 4 which, in the reasonable opinion of the Board (acting in good faith), would materially affect the rights of the Holder, then either or both of the Strike Price and the number of Warrant Shares which are to be received upon the exercise of the Warrants shall be adjusted in such manner, if any, and at such time, by action of the Directors, in their discretion as they may reasonably determine to be equitable to the Holder in such circumstances, subject to the prior consent of the CSE or any other exchange on which the Subordinate Voting Shares are then listed; and provided that no such action shall be taken unless and until the Holder has been provided with notice of such proposed action and the consequences thereof.

(v)If the Company shall set a record date to determine holders of Subordinate Voting Shares for the purpose of entitling such holders to receive any dividend or distribution or any subscription or purchase rights and shall, thereafter and before the distribution to such holders of any such dividend, distribution or subscription or purchase rights, legally abandon its plan to pay or deliver such dividend, distribution or subscription or purchase rights, then no adjustment in the Strike Price or the number of Subordinate Voting Shares issuable upon exercise of the Warrants shall be required by reason of the setting of such record date.

(vi)In any case in which this Section 4 shall require that an adjustment shall be made effective immediately after a record date for an event specified herein, the Company may defer, until the occurrence of such event: (A) issuing to the Holder, to the extent that Warrants are exercised after such record date and before the occurrence of such event, the additional Subordinate Voting Shares or other securities issuable upon such exercise by reason of the adjustment required by such event, and (B) delivering to such Holder any distribution declared with respect to such additional Subordinate Voting Shares or other securities after such exercise date and before such event; provided, however, that, upon request by the Holder, the Company shall deliver to such Holder an appropriate instrument evidencing the right of such Holder upon the occurrence of the event requiring the adjustment, to an adjustment in the Strike Price or the additional Subordinate Voting Shares or other securities issuable upon such exercise by reason of the adjustment and to any distributions declared with respect to such additional Subordinate Voting Shares or other securities issuable upon exercise of any Warrant.

(vii)At least 20 days prior to the earlier of the record date or effective date of any event which requires or might require an adjustment in any of the rights of the Holder under this Warrant, the Company shall deliver to the Holder a certificate specifying the particulars of such event and, if determinable, the required adjustment and the calculation of such adjustment. If the notice has been provided and the adjustment is not then determinable, the Company shall promptly, after the adjustment is determinable, deliver to the Holder a certificate providing the computation of the adjustment. The Company hereby covenants and agrees that the Company will not take any action which might deprive the Holder of the opportunity of exercising the right of acquisition contained in this Warrant, during such 20-day period.

(viii)In the event of any question relating to the adjustments provided for in this Section 4, such question shall be conclusively determined by a nationally recognized investment banking, accounting or valuation firm jointly selected by the Board and the Holder, and they shall have access to all necessary records of the Company and such determination shall be binding upon the Company and the Holder, absent manifest error, with the Company being responsible for all fees and expenses payable to such firm.

5.Transfer of Warrant. Except pursuant to a Permitted Transfer, Holder may not transfer all or any part of its Warrants unless such transfer has been approved in advance by the Company;

provided, however, that no such approval is required if an Event of Default has occurred and is continuing, subject to compliance with Applicable Securities Legislation.

6.No Rights or Liability as a Shareholder. Nothing in this Warrant or in the holding of the Warrants evidenced hereby shall be construed as conferring upon the Holder any right or interest whatsoever as a shareholder of the Company, including the right to vote, to receive notice of or to attend meetings of shareholders or any proceeding of the Company, or the right to dividends and other distributions. No provision hereof and no enumeration herein of the rights or privileges of the Holder shall give rise to any liability of such Holder for the Exercise Price hereunder or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

7.No Obligation to Purchase. Nothing herein contained or done pursuant hereto shall obligate the Holder to purchase or pay for any Warrant Shares except those Warrant Shares in respect of which the Holder shall have exercised its right to purchase hereunder in the manner provided herein.

8.Replacement on Loss; Division and Combination.

(a)Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of this Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated or destroyed; provided that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

(b)Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant as to any transfer or other assignment which may be involved in such division or combination, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant as to any transfer or assignment which may be involved in such division or combination, the Company shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as the Warrant or Warrants so surrendered in accordance with such notice.

9.No Impairment. The Company shall not, on or after the date hereof, enter into any agreement with respect to its securities which conflicts with the rights granted to the Holder in this Agreement.  The Company represents and warrants to the Holder that the rights granted hereunder do not in any way conflict with the rights granted to holders of the Company’s securities under any other agreements. The Company shall not, by amendment of its constating documents, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder, consistent with the tenor and purpose of this Warrant.

10.Legends. Any certificate representing the Warrant Shares issued upon the exercise of the Warrants will bear the following legend (the “Canadian Legend”):

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE AUGUST 29, 2023.

Any certificate representing the Warrant Shares will also bear the following legend (the “U.S. Legend”):

“THE WARRANT SHARES REPRESENTED BY THIS CERTIFICATE ARE ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, EXCEPT AS EXPRESSLY PROVIDED HEREIN, HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OR OTHER APPLICABLE SECURITIES LAWS.  THESE WARRANTS (AND THE SECURITIES ISSUABLE UPON EXERCISE THEREOF) MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER;”

provided that, at any time subsequent to the date which is four months and one day after the Original Issue Date, any certificate representing such Warrant Shares may be exchanged for a certificate bearing no Canadian Legend but such certificate shall continue to bear the U.S. Legend until it is removed in accordance with Applicable Securities Legislation.  If requested by the Holder, the Company shall use commercially reasonable efforts to (a) cause the removal of the restrictive legends from any Warrant Shares being sold under the Registration Statement or pursuant to Rule 144 under the Securities Act at the time of sale of such Warrant Shares and (b) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (a) to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, in each case upon the receipt of customary representations and other documentation, if any, from the Holder as reasonably requested by the transfer agent or reasonably required under securities laws for the removal of legends and issuance of related opinion letters, establishing that restrictive legends are no longer required.

11.Compliance with Applicable Securities Laws.

(a)Agreement to Comply with the Securities Act and Applicable Securities Legislation; Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 11 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act or other Applicable Securities Legislation.

(b)Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant as follows:

(i)The Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and is (a) an “accredited investor” for the purposes of

National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Regulators, and (b) acquiring the Subordinate Voting Shares as principal and is not resident in British Columbia for the purposes of BC Instrument 72-305 – Distribution of Securities Outside of British Columbia. The Holder is acquiring this Warrant and the Warrant Shares to be issued upon exercise hereof for investment for its own account, as principal, and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act and Applicable Securities Legislation.

(ii)The Holder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(iii)The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Warrant and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and the business, properties, prospects and financial condition of the Company.

12.Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration of this Warrant and any transfers thereof. The Company may deem and treat the Person in whose name this Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of this Warrant effected in accordance with the provisions of this Warrant.

13.Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13).

If to the Company:	Goodness Growth Holdings, Inc.
207 South Ninth Street
Minneapolis, MN 55402
Attention: CEO
Email: joshrosen@vireohealth.com

with a copy to:	Goodness Growth Holdings, Inc.
207 South Ninth Street
Minneapolis, MN 55402
Attention: General Counsel
Email: michaelschroeder@vireohealth.com

and:	Troutman Pepper LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, PA 19312
Attention: Deborah J. Enea
Email: deborah.enea@troutman.com

If to the Holder:	c/o Chicago Atlantic Admin, LLC
420 N Wabash Ave, Ste 500
Chicago, IL 60611
Attention: Loan Department
Email: portfolio@greenivycapital.com

with a copy to:	Kilpatrick Townsend & Stockton LLP
1100 Peachtree Street NE, Suite 2800
Atlanta, Georgia 30309
Attention: Shannon C. Baxter
Email: sbaxter@kilpatricktownsend.com

14.Cumulative Remedies. Except to the extent expressly provided in Section 6 to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

15.Equitable Relief. Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

16.Entire Agreement. This Warrant, the Credit Agreement and any other Credit Document, constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Warrant and the Credit Agreement, the statements in the body of this Warrant shall control.

17.Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.  The Holder may assign this Warrant to any other Person without the consent of the Company.

18.No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

19.Other Interpretive Provisions. With reference to this Warrant, unless otherwise specified herein: (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) any pronoun used shall be deemed to cover all genders; (c) the words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in this Warrant shall refer to this Warrant as a whole and not to any particular provision thereof; (d) Preamble, Section and Exhibit references are to this Warrant unless otherwise specifically provided; (e) the term “including” is by way of example and not limitation, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or;” (f) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form; (g) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including;” (h) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Warrant; and (i) all references in this Warrant to the consent or discretion of, or approval by the Holder shall be deemed to mean the consent of or approval by the Holder in its sole and absolute discretion, except as otherwise expressly provided herein.

20.Currency.  Unless the context otherwise requires, all amounts expressed herein in terms of dollars shall refer to U.S. dollars.

21.Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

22.Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

23.Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Illinois.

24.Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Warrant or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Illinois in each case located in the city of Chicago and County of Cook, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

25.Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Warrant is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Warrant or the transactions contemplated hereby.

26.Counterparts.

(a)This Warrant may be executed in any number of counterpart signature pages, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument. This Warrant will be deemed executed by the parties hereto when each has signed it and delivered its executed signature page to Agents and Lenders by facsimile transmission, electronic transmission or physical delivery. Delivery of an executed counterpart of a signature page of this Warrant by facsimile or in electronic format shall be effective as delivery of a manually executed counterpart of this Warrant.

(b)The words “execution,” “signed,” “signature,” and words of like import in this Warrant shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Illinois State Electronic Commerce Security Act, any other similar state laws based on the Uniform Electronic Transactions Act, Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario), or any other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.

27.No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Original Issue Date.

GOODNESS GROWTH HOLDINGS, INC.

By:
Name:	Joshua Rosen
Title:	Chief Executive Officer

Accepted and agreed:

[Insert name of Holder]

By:
Name:
Title:

EXHIBIT A

EXERCISE FORM

Terms which are not otherwise defined herein shall have the meanings ascribed to such terms in the that certain Warrant Certificate dated as of April 28, 2023 (the “Warrant”), held by the undersigned and issued by the Company.

[If proceeding with a cash exercise for the Warrant Shares:

The undersigned irrevocably elects to exercise the accompanying Warrant to purchase [_________] [Subordinate Voting Shares] (the “Subordinate Voting Shares”) of Goodness Growth Holdings, Inc. (the “Company”) by way of a “cash exercise” as contemplated by Section 3(b)(i) of the Warrant and hereby makes payment of $__________ as payment of the Exercise Price, all in accordance with the terms of the Warrant.]

[If proceeding with a cashless exercise for the Warrant Shares:

The undersigned irrevocably elects to exercise the accompanying Warrant to purchase [_________] [Subordinate Voting Shares] (the “Subordinate Voting Shares”) of Goodness Growth Holdings, Inc. (the “Company”) by way of a “cashless exercise” (without any cash payment by the Holder for the Exercise Price) as contemplated by Section 3(b)(ii) of the Warrant, all in accordance with the terms of the Warrant.]

[IF THE UNDERSIGNED ACQUIRED THE WARRANT ON THE DATE THEREOF:  The undersigned (a) confirms that it originally acquired the Warrant directly from the Company pursuant to the Credit Agreement, (b) remakes the representations set forth in Section 11(b) of the Warrant and in the Representation Letter executed by the undersigned as though such representations were made on the date hereof and (c) understands and acknowledges the other statements therein.]

[IF THE UNDERSIGNED ACQUIRED THE WARRANT BY ASSIGNMENT PURSUANT TO SECTION 17:  The undersigned obtained the Warrant pursuant to an assignment thereof.  The undersigned has delivered a legal opinion, or other evidence reasonably satisfactory to the Company, to the Company confirming the existence of an exemption from the registration requirements of the Securities Act applicable to such transfer.]

The undersigned requests that [certificate(s)] [DRS Advice(s)] for such Subordinate Voting Shares be issued and delivered as follows:

[INSERT REGISTRATION AND/OR DELIVERY INSTRUCTIONS]

If the number of Subordinate Voting Shares acquired hereby is less than the total potential Warrant Shares covered by the Warrant, the undersigned requests that a new Warrant in like form for the unexercised portion thereof be delivered to the Holder as follows:

[INSERT DELIVERY INSTRUCTIONS]

Dated:

[Insert name of Holder on line above]

By:
Name:
Title: